Exhibit (d)(5)

AMENDMENT NO. 1 TO CONFIDENTIALITY AGREEMENT

BETWEEN RELYPSA, INC. AND GALENICA LTD.

THIS AMENDMENT NO. 1 TO THE CONFIDENTIALITY AGREEMENT (“Amendment No. 1”) is made and entered into effective as of May 11, 2016 (the “Amendment No. 1 Effective Date”) by and between RELYPSA, INC., a Delaware corporation, located at 100 Cardinal Way, Redwood City, CA 94063 (“Relypsa”) and Galenica Ltd., with an address at Untermattweg 8, 3027 Bern, Switzerland (“Recipient”).

WHEREAS, Relypsa and Recipient entered into that certain Confidentiality Agreement effective as of May 8, 2016 (the “Agreement”); and

WHEREAS, the parties now desire to amend the Agreement to all an additional entity to acess Evaluation Material, all as set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	AMENDMENT OF THE AGREEMENT

The parties hereby agree to amend the terms of the Agreement as provided below, effective as of the Amendment No. 1 Effective Date. Capitalized terms used in this Amendment No. 1 that are not otherwise defined herein shall have the same meanings as such terms have in the Agreement.

1.1 Amendment of “Representative”. Paragraph 3 of the Agreement is hereby amended by addition of the following sentence.

“For purposes of this Agreement, the parties agree that Fresenius Medical Care Renal Therapies Group, LLC (FMC RTG) is a Representative under this Agreement.”

2.	MISCELLANEOUS

2.1 Full Force and Effect. This Amendment No. 1 amends the terms of the Agreement and is deemed incorporated into, and governed by all other terms of, the Agreement. To the extent that the Agreement is explicitly amended by this Amendment No. 1, the terms of this Amendment No. 1 will control where the terms of the Agreement are contrary to or conflict with the following provisions. Where the Agreement is not explicitly amended, the terms of the Agreement will remain in full force and effect.

2.2 Further Actions. Each party shall execute, acknowledge and deliver such further instruments, and do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Amendment No. 1.

2.3 Counterparts. This Amendment No. 1 may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation, which may result from the electronic transmission, storage and printing of copies of this Amendment No. 1 from separate computers or printers. Facsimile signatures shall be treated as original signatures.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their duly authorized representatives as of the Amendment No. 1 Effective Date.

GALENICA LTD.		RELYPSA, INC.

Signature:	/s/ Dr. Oliver P. Kronenberg	Signature:	/s/ Camille Landis

Print Name:	Dr. Oliver P. Kronenberg	Print Name:	Camille Landis

Title:	Group General Counsel	Title:	VP, Corporate Development

Date:	May 12, 2016	Date:	May 11, 2016

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